Exhibit 99.1

News  Release

Hilb Rogal & Hobbs Company

Investor Contact:    Gary Sharpe

4951 Lake Brook Drive - Suite 500

Phone:

 (804) 935-3711

Glen Allen, Virginia 23060

Media Contact:         Liz Cougot

Phone:

 (804) 747-3120

Fax:

 (804) 747-6046

FOR IMMEDIATE RELEASE

October 26, 2004

HILB ROGAL & HOBBS COMPANY REPORTS THIRD QUARTER RESULTS

RICHMOND, VA -- Hilb Rogal & Hobbs Company (NYSE:HRH), the world’s eighth largest insurance and risk management intermediary, today reported financial results for the third quarter and nine months ended September 30, 2004.

For the quarter, total revenues were $153.7 million, compared with $139.4 million in the same period last year, an increase of 10.3%.  Commissions and fees were up 10.6% to $151.6 million during the quarter, compared with $137.1 million in the third quarter of 2003.  The increase reflects acquisitions, organic growth and higher contingent commissions.  Net income for the quarter advanced 16.1% to $21.3 million, or $0.58 per share, versus $18.4 million, or $0.50 per share, in the same period last year.  Third quarter operating net income increased 7.4% to $21.4 million, or $0.59 per share, compared with $19.9 million, or $0.55 per share, in the third quarter last year.

“HRH is making progress toward major strategic goals in the face of softer pricing and unprecedented industry turmoil,” said Chairman and Chief Executive Officer Martin L. (Mell) Vaughan, III.  “Our operations continue to generate impressive cash flows that we employ in strategic acquisitions to broaden our geographic footprint and product offerings.  We’ve attracted experienced and talented professionals to grow our business, and enhancements to our team-based sales model are bearing fruit.”

For the nine months ended September 30, 2004, total revenues were up 9.2% to $459.7 million from $420.9 million in the same period a year ago.  Commissions and fees increased 9.2% to $453.7 million from $415.5 million last year.  The increase was influenced by acquisitions, a softening rate environment and higher contingent commissions for the year, which are heavily weighted in the first quarter.  Net income for the nine months increased 19.0% to $66.1 million, or $1.81 per share, from $55.5 million, or $1.53 per share, in the same period of 2003.  Operating net income increased 10.8% in the period to $66.8 million, or $1.83 per share, compared with $60.3 million, or $1.67 per share, in the same period last year.

Organic growth, defined as the change in commissions and fees before the effect of acquisitions and divestitures, was 1.2% for the third quarter and 2.1% for the nine months.  In addition to volume, organic growth for a given period reflects the timing of new business and renewals and the timing and amount of contingent and override commissions, as well as pricing trends and the economic environment.

The operating margin for the third quarter was 27.1% compared with 27.7% for the year-ago quarter.  Through nine months of 2004, the operating margin was 27.9%, up from 27.7% in the same period of 2003.

To date in 2004, HRH has completed seven acquisitions with annualized revenues of more than $64 million – exceeding the company’s target for the year of acquiring $30 million to $60 million in annualized revenues, Vaughan said.  Four of the seven transactions increased company operations in the new Midwest region, especially for employee benefits offerings.

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HILB ROGAL & HOBBS COMPANY REPORTS THIRD QUARTER RESULTS

“A major component of our acquisition strategy is the requirement that acquired businesses contribute to HRH earnings within the first 12 months after the transaction,” Vaughan said.  “Two of our larger acquisitions were completed relatively late in the quarter, which in this case stunted both earnings and margin.”

In September, industry veteran F. Michael Crowley joined HRH as executive vice president and national director for property/casualty.  “Mike Crowley brings some 30 years of experience to bear to drive growth, particularly with our major property/casualty accounts,” Vaughan said.

The company’s team-based sales model is generating improved results, said Robert B. Lockhart, HRH president and chief operating officer.  “Our new sales model has been in place for nearly a year and we are encouraged by the flow of new business and enhanced producer accountability,” Lockhart said.  “To create a culture of accountability, it has been necessary to terminate non-performing producers, which has pressured organic growth.  At the same time, we continue to invest in high-caliber sales and service talent.  Rigorous expense control should allow us to maintain our margins during this process. Incremental margin improvement remains a key financial objective.”

Controversy now surrounds the longstanding industry practice of contingent and override commissions paid to insurance agents and brokers by underwriters.  Allegations of fraud and bid rigging against an industry competitor were recently brought by New York Attorney General Eliot Spitzer.  “HRH has not been subpoenaed in this case, nor do we engage in or condone any of the alleged practices – including bid-rigging or soliciting fictitious quotes,” Vaughan said.  “The central issue is the distinct difference between contingency agreements, which have been standard in our industry for decades, and allegations of fraud by some competitors.  We receive contingent and override commissions for placing insurance with underwriters based on formulas that incorporate loss ratios or profitability, growth and total volume of business.  By design, HRH sales and marketing professionals are not involved in negotiating these agreements, nor do they participate in the income derived from these agreements.”

For the nine months ended September 30, 2004, HRH recognized $39.4 million in contingent and override commissions, approximately 85% from industry standard contingency agreements, maintained at the local office level, and 15% from specially negotiated volume-based national override agreements, Vaughan added.

“HRH is reviewing and reevaluating practices relating to contingent commissions in light of current industry developments,” Vaughan said.  “In doing so, we are applying our longstanding commitment to serve clients in accordance with the highest professional and ethical standards.  Since practices may evolve over the next few quarters, we will defer further specific guidance for now.  For general guidance, we consider HRH to be strong and well-positioned to respond to current industry challenges and opportunities.  Our collective determination to serve clients with distinction and thereby drive HRH’s long-term growth is stronger than ever.”

The company cautions readers that the statements about the company’s future operations and business prospects are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

Hilb Rogal & Hobbs Company is the seventh largest insurance and risk management intermediary in the U.S. and eighth largest in the world, with 2003 revenues of nearly $564 million.  From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure.  The company is traded on the New York Stock Exchange, symbol HRH.  Additional information about HRH, including instructions for the quarterly conference call, may be found at www.hrh.com.

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HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

COMPARATIVE FINANCIAL ANALYSIS

(In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	9/30/04	9/30/03	9/30/04	9/30/03
	(Unaudited)		(Unaudited)
Revenues
Commissions and fees	$151,622	$137,133	$453,692	$415,500
Investment income	788	775	2,099	2,253
Other	1,290	1,466	3,891	3,146
	153,700	139,374	459,682	420,899
Operating expenses
Compensation and employee benefits	81,474	73,856	244,344	225,515
Other operating expenses	28,313	24,051	80,290	71,482
Depreciation	2,136	2,322	6,465	6,902
Amortization of intangibles	3,444	2,353	9,125	6,708
Interest expense	2,546	2,556	7,460	8,095
Integration costs[1]	176	3,174	1,803	3,174
Retirement benefit[2]	-	-	-	5,195
	118,089	108,312	349,487	327,071

INCOME BEFORE INCOME TAXES	35,611	31,062	110,195	93,828
Income taxes	14,262	12,677	44,108	38,280
NET INCOME	$ 21,349	$ 18,385	$ 66,087	$ 55,548

Net Income Per Share:
Basic	$0.60	$0.52	$1.85	$1.62
Assuming Dilution	$0.58	$0.50	$1.81	$1.53

Dividends Per Share	$0.1050	$0.0925	$0.3025	$0.2750

Weighted Average Number
of Shares Outstanding:
Basic	35,872	35,031	35,793	34,208
Assuming Dilution	36,520	36,529	36,480	36,192

_____________________________

1  Integration costs represent one-time costs including severance and other employee-related costs, facility and lease termination costs and branding expenses.

2 The company recorded a one-time retirement benefit charge for the quarter ended March 31, 2003, representing a contractual retirement benefit for Andrew L. Rogal, the company’s former chairman and chief executive officer.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2004	2003
	(Unaudited)
ASSETS CURRENT ASSETS
Cash and cash equivalents	$ 181,357	$ 126,464
Receivables (net)	246,204	255,251
Prepaid expenses and other	24,499	14,603
TOTAL CURRENT ASSETS	452,060	396,318

PROPERTY & EQUIPMENT (NET)	25,179	25,487

INTANGIBLE ASSETS (NET)	707,411	614,246

OTHER ASSETS	18,280	13,176
	$1,202,930	$1,049,227

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$ 311,961	$ 308,533
Accounts payable	10,340	9,089
Accrued expenses	32,001	37,434
Premium deposits and credits due customers	48,079	34,290
Current portion of long-term debt	10,724	9,321
TOTAL CURRENT LIABILITIES	413,105	398,667

LONG-TERM DEBT	233,317	174,012

DEFERRED INCOME TAXES	28,728	19,208

OTHER LONG-TERM LIABILITIES	30,127	23,073

SHAREHOLDERS’ EQUITY
Common Stock (outstanding 35,926 and 35,446
shares, respectively)	236,343	228,357
Retained earnings	260,418	205,184
Accumulated other comprehensive income	892	726
	497,653	434,267
	$1,202,930	$1,049,227

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

This news release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use in evaluating the company’s performance.  The schedule below provides a reconciliation of these financial measures to those prepared in accordance with accounting principles generally accepted in the United States (GAAP).

	NET INCOME		NET INCOME PER SHARE ASSUMING DILUTION
	THREE MONTHS ENDED		THREE MONTHS ENDED
	9/30/04	9/30/03	9/30/04	9/30/03
	(Unaudited)		(Unaudited)

GAAP NET INCOME	$21,349	$18,385	$0.58	$0.50
Excluding:
Non-operating gains, net of tax	(51)	(391)	--	(0.01)
Integration costs, net of tax	106	1,936	0.01	0.06
OPERATING NET INCOME	$21,404	$19,930	$0.59	$0.55

	OPERATING MARGIN		OPERATING REVENUE
	THREE MONTHS ENDED		THREE MONTHS ENDED
	9/30/04	9/30/03	9/30/04	9/30/03
	(Unaudited)		(Unaudited)

GAAP NET INCOME / REVENUE	$21,349	$18,385	$153,700	$139,374
Excluding:
Non-operating gains	(85)	(662)	(85)	(662)
Amortization of intangibles	3,444	2,353	--	--
Interest expense	2,546	2,556	--	--
Integration costs	176	3,174	--	--
Income taxes	14,262	12,677	--	--
OPERATING MARGIN / REVENUE	$41,692	$38,483	$153,615	$138,712

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

	NET INCOME		NET INCOME PER SHARE ASSUMING DILUTION
	NINE MONTHS ENDED		NINE MONTHS ENDED
	9/30/04	9/30/03	9/30/04	9/30/03
	(Unaudited)		(Unaudited)

GAAP NET INCOME	$66,087	$55,548	$1.81	$1.53
Excluding:
Non-operating gains, net of tax	(336)	(313)	(0.01)	(0.01)
Integration costs, net of tax	1,082	1,936	0.03	0.06
Retirement benefit, net of tax	--	3,169	--	0.09
OPERATING NET INCOME	$66,833	$60,340	$1.83	$1.67

	OPERATING MARGIN		OPERATING REVENUE
	NINE MONTHS ENDED		NINE MONTHS ENDED
	9/30/04	9/30/03	9/30/04	9/30/03
	(Unaudited)		(Unaudited)

GAAP NET INCOME / REVENUE	$ 66,087	$55,548	$459,682	$420,899
Excluding:
Non-operating gains	(560)	(531)	(560)	(531)
Amortization of intangibles	9,125	6,708	--	--
Interest expense	7,460	8,095	--	--
Integration costs	1,803	3,174	--	--
Retirement benefit	--	5,195	--	--
Income taxes	44,108	38,280	--	--
OPERATING MARGIN / REVENUE	$128,023	$116,469	$459,122	$420,368

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